UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2017

SELECT MEDICAL HOLDINGS CORPORATION
SELECT MEDICAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware Delaware	001-34465 001-31441	20-1764048 23-2872718
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4714 Gettysburg Road, P.O. Box 2034

Mechanicsburg, PA 17055

(Address of principal executive offices)  (Zip Code)

(717) 972-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether either registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if either registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01      Entry into a Material Definitive Agreement

Equity Purchase and Contribution Agreement

On October 22, 2017, Select Medical Holdings Corporation (“Select”) announced that Concentra Group Holdings, LLC (“Concentra”), a joint venture between Select Medical Corporation, a wholly owned subsidiary of Select (“SMC”), Welsh, Carson, Anderson & Stowe XII, L.P. (“WCAS”) and other minority equity holders, and certain of its subsidiaries have entered into an equity purchase and contribution agreement (the “Purchase Agreement”) with Dignity Health Holding Corporation (“DHHC”) and U.S. HealthWorks, Inc. (“U.S. HealthWorks”) to acquire all of the issued and outstanding shares of stock of U.S. HealthWorks from DHHC (the “Transaction”).

The Transaction values U.S. HealthWorks at $753 million, subject to certain customary adjustments for working capital, cash, debt, transaction expenses and other items in accordance with the terms of the Purchase Agreement. DHHC will receive a 20% equity interest in the combined entity, valued at $238 million, and the remainder of the purchase price in cash. In connection with closing the Transaction, Concentra will also redeem certain of the outstanding equity interests from its existing minority equity holders (including WCAS), such that SMC will retain a majority voting interest in the combined entity following the closing of the Transaction. The Transaction, which is expected to close in the first quarter of 2018, is subject to a number of closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

Concentra expects to finance the Transaction and related expenses using a proposed $555.0 million senior secured incremental term facility under its existing credit facility and a proposed $240.0 million second lien term facility, for which JP Morgan Chase, N.A. has provided Concentra with a debt commitment letter. Should the Purchase Agreement be terminated by DHHC under specified conditions, including circumstances where Concentra is required to close the Transaction under the Purchase Agreement and there is a failure of the debt financing to be funded in accordance with its terms, a reverse termination fee of $25.0 million would be payable by Concentra to DHHC. Similarly, should the Purchase Agreement be terminated by DHHC or Concentra after July 22, 2018 and the only unsatisfied conditions to closing are the expiration or termination of the HSR Act waiting period and/or the non-existence of an injunction restraining the Transaction that is attributable to antitrust laws, then a termination fee of $17.5 million would be payable by Concentra to DHHC. In no event shall DHHC be entitled to both fees.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement. A copy of the Purchase Agreement is attached to this Current Report on Form 8-K as Exhibit 2.1 and is incorporated by referenced herein.

Item 7.01      Regulation FD Disclosure.

On October 23, 2017, Select and DHHC issued a joint press release announcing the execution of the Purchase Agreement. A copy of the press release is attached to this report as Exhibit 99.1.

The information in this Current Report on Form 8-K (including Exhibit 99.1) under Item 7.01 is being furnished solely to satisfy the requirements of Regulation FD and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange

Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended or the Exchange Act.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1

Equity Purchase and Contribution Agreement, by and among Dignity Health Holding Corporation, U.S. HealthWorks, Inc., Concentra Group Holdings, LLC, Concentra Inc. and Concentra Group Holdings Parent, LLC, dated October 22, 2017.

99.1	Select Medical Holdings Corporation and Dignity Health Holding Corporation Press Release, dated October 23, 2017.

The representations, warranties and covenants contained in the Purchase Agreement were made only as of specified dates for the purposes of the Purchase Agreement, were made solely for the benefit of the parties to such agreement and may be subject to qualifications and limitations agreed upon by the parties. In particular, the representations, warranties and covenants contained in the Purchase Agreement were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts, and may have been qualified by confidential disclosures. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and to reports and documents filed with the U.S. Securities and Exchange Commission. Accordingly, investors should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.

SELECT MEDICAL HOLDINGS CORPORATION
SELECT MEDICAL CORPORATION

Date: October 23, 2017	By:	/s/ Michael E. Tarvin
Michael E. Tarvin
Executive Vice President, General Counsel and Secretary